Exhibit (c)(6)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

 Project EuropaDiscussion Materials for Transaction Committee  Strictly Private and Confidential    October 16, 2019  Citi Banking, Capital Markets & Advisory | Transportation  For Discussion Purposes Only | Preliminary & Subject to Change  - WIP DRAFT -  3/43

 Citi Confidential Disclaimer  The following pages contain material provided to the Board of Directors of Aircastle Limited (“Europa” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a potential transaction involving the Company.The accompanying material was compiled or prepared on a confidential basis solely for the use of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections for the Company contained herein have been prepared or adopted by the management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi.The accompanying material was not prepared for use by readers not as familiar with the Company as the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of the Company. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, regulatory, tax or accounting advice.  For Discussion Purposes Only | Preliminary & Subject to Change  1  4/43

For Discussion Purposes Only | Preliminary & Subject to Change

Situation Overview – Since October 4th Board Meeting

Boston & Maine	• Europa communicated to Boston and Maine that: – Phase II diligence information would be provided on a non-exclusive basis – Final proposals expected by mid-to-late November • On October 8th, Boston and Maine were provided access to initial Phase II diligence information via a Virtual Data Room (the "VDR") – Boston: Initially provided access to fleet-level maintenance forecast, lease documentation, and an overview of Europa's corporate tax structure – Maine: Initially provided access to fleet-level maintenance forecast, fleet-level appraisals, lease documentation, and numerous tax documents • Key Outstanding Information – Boston: Component-level maintenance reserve balances and expected inflows / outflows, company financial forecast – Maine: Company forecasts for use with rating agencies, MSN-level maintenance reserve forecast, 2018 tax returns – All parties will ultimately be provided identical information
Market Check	• Subsequent to Europa's Board meeting, Europa reached out to Dallas and Colorado to gauge each party's potential interest in submitting a non-binding Indication of Interest ("IOI") for the acquisition of Europa – Phase I information would be provided (fleet data tape, debt breakage costs, and Europa share count) – IOI would be expected within 7-10 days • On October 11th, Colorado declined to participate • On October 12th, Dallas received Phase I information following execution of an NDA – Dallas shared questions on October 14th and 15th

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For Discussion Purposes Only | Preliminary & Subject to Change

Topics for Europa Transaction Committee to Consider

Boston	• Exclusivity and expense reimbursement • Request to speak with Maine
Maine	• Europa public response to a potential Maine 13-D filing and messaging to Boston & Dallas – Disclosure expected indicate Maine's intention to potentially acquire Europa with other parties (no price or co-bidders disclosed) – Maine has communicated to Europa that a 13-D disclosure may occur later this month but not before Europa waives standstill
Dallas	• Dallas had indicated that any binding proposal would be contingent on both unanimous Board approval and Maine consent
Other	• Leak management preparation and communication strategy (inclusive of potential Maine 13-D filing) • Drafting of Share Purchase Agreement ("SPA") and other transaction documentation – SPA would be provided to bidders 2-3 weeks before deadline for final proposal – Typically requires up to 2 weeks to prepare first draft

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 Considerations on Additional Market Check Participants  [***]    4  7/43  For Discussion Purposes Only | Preliminary & Subject to Change

Illustrative LBO Analysis

- This analysis estimates the potential returns that a private equity buyer might realize given various purchase prices and different input assumptions, such as financial structure (leverage and cost), cost reductions, exit valuations, etc.
- The following pages key in on the proposed structure – what we know of it – put forward by the Boston group
- We start by assuming that Boston pays $28.00 per share(1). They lever the company up to 4.25x debt/equity, and cut overhead costs by 15% (elimination of public company costs plus some extra)
- The net result shows the investors' IRR at various assumptions

Price / Book at Exit	Purchase Price Per Share $27.00	$28.00	$29.00
1.00x	10.1%	9.7%	9.4%
1.04	11.0	10.7	10.3
1.10	12.5	12.1	11.8
1.15	13.6	13.3	12.9

- We believe Boston is targeting a 10-12% return. This is generally consistent with expected E-tranche securitization returns
- If they underwrite to a 1.0x price / book exit, this equates to a 10% return at $27 per share purchase price
- Using a standard exit multiple equal to entrance multiple (1.04x), the return would be 10.7% at $28 per share purchase price
- It requires a 1.10x exit multiple for their return to equal 12% with a $28 per share purchase price

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(1) Represents Price / 2019E Book of 1.04x at entry.

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 Illustrative LBO Analysis (cont’d)    Source: (1)(2)(3)  Company filings, Management estimates.Illustrative assumption. Not included in management estimates. 2019E includes equity in earnings from JV.Assumes illustrative tax rate of 8.0%.  AssumptionsIllustrative acquisition of Europa for $28.00 per shareIllustrative Financing Assumptions:Target debt / equity at entry of 4.25xAssumes minimum cash requirement of $100 million~90% of transaction debt is Secured Debt at 4.25% and 99 OID with no mandatory amortization assumed during the forecast period~10% of transaction debt is 7-year Unsecured Debt at 6.25% and 98 OID$100 million Revolving Credit Facility at L + 325Capex funded at 4.25x debt / equity with incremental Secured Debt at 4.25% (no mandatory amortization assumed during the forecast period)4.25x debt / equity target, achieved either through shareholder dividends or voluntary repaymentAssumes illustrative SG&A savings of 15% throughout the projectionperiod(1)Entry at December 31, 2019 and exit at December 31, 2023Assumed transaction fees of $60 million  Sources & Uses    Sources    Illustrative Cash Flow Waterfall  (5) Assumes transaction fees and debt breakage costs are and amortized over 7 years for analytical purposes. Assumes no purchase price accounting impact.  Cash from Balance Sheet  $148     New Secured Debt  5,354     New Unsecured Debt  639     Sponsor Equity  1,538     Total Sources  $7,679     Uses       Purchase of Europa Equity  $2,148     Cash to Balance Sheet  100     Refinance Europa Debt  5,174     Illustrative Debt Breakage Costs  67  (5)  Illustrative Financing Fees & OID  130     Illustrative Transaction Fees  60  (5)   Total Uses $7,679 Debt / Equity  New Secured Debt New Unsecured Debt  3.80x0.45        Shareholders' Equity (4)    1,519(5)  1,505  1,588  1,716  1,792  Total Debt / EquityNet Debt / Equity  3.94x3.88    4.25x4.18  4.25x4.19  4.25x4.19  4.25x4.19  M emo: Equity / Net Income 12.3x  11.5x  9.6x  9.4x      ($ in millions)  2019E  2020E  2021E  2022E  2023E  EBITDA  $822  $838  $903  $1,010  $1,093  Illustrative SG&A Savings(1)  --  11  11  12  12  Depreciation  (361)(2)  (374)  (401)  (439)  (484)  Amort. of Lease Premiums, Discounts and Incentives  (23)  (28)  (33)  (38)  (44)  Amort of Transaction Fees & Debt Breakage Costs(5)  --  (18)  (18)  (18)  (18)  Interest Expense  (258)  (296)  (313)  (333)  (352)  EBT  $180  $133  $150  $195  $207  Tax(3)  (20)  (11)  (12)  (16)  (17)  Net Income  $160  $122  $138  $179  $190  Depreciation & Impairment Expense  361  374  401  439  484  Gains / Loss on Disposition  (49)  (26)  (29)  (32)  (32)  Other Non-Cash Charges (4)  29  67  62  66  51  FFO  $501  $537  $572  $651  $693  Change in Net Working Capital  (13)  (5)  (8)  (11)  (15)  Cash Flow from Operations  $488  $533  $564  $640  $678  Finance Leases    28  21  17  15  Capital Expenditures, net    (884)  (972)  (1,262)  (1,066)  Proceeds from Capex Funding    715  787  1,022  863  Net Financing Costs    12  12  11  13  Net Maintenance Cashflow    28  61  73  133  Net Change in Security Deposits    16  19  25  22  Cash Flow Available for Mandatory Repayment    $448  $491  $527  $658  Less: Mandatory Repayment    --  --  --  --  Cash Flow Available for Revolver    $448  $491  $527  $658  Less: Revolver Draw dow n / (Paydow n)    --  --  --  --  Cash Flow Available for Voluntary Paydow n    $448  $491  $527  $658  Less: Voluntary Paydow n    (312)  (435)  (476)  (543)  Cash Flow Available for Distribution    $136  $56  $51  $115  Dividends Paid    (136)  (56)  (51)  (115)  Net Change in Cash    --  --  --  --  Leverage Ratios            ($ in millions)  2019E  2020E  2021E  2022E  2023E  Debt  $5,994  $6,397  $6,748  $7,294  $7,614  Cash  100  100  100  100  100  Net Debt  $5,894  $6,297  $6,648  $7,194  $7,514  Standalone  Pro Forma  6  (4) Treats forecast Stock-Based Compensation expense as a cash cost.  9/43

 Illustrative LBO Analysis – Sensitivity Analysis  Note:  Europa fully diluted share count of 76.729 million as of June 30, 2019 per Europa management. Consists of 74.951 million common shares, 0.067 million RSUs, and 1.711 million PSUs (assuming maximum LTIP payout). Book Value Per Share calculated as Shareholders’ Equity of $2,021 million divided by shares issued and outstanding of 74.983 million as of June 30, 2019 and as stated in Europa’s Second Quarter 2019 Earnings Presentation.  Returns @ Various Target Leverage Ratios and Exit Multiples(Assumes entry at $28.00 per share / 1.04x Price / Book)Target Debt / Equity          Returns @ Various Purchase Prices and Exit Multiples(Assumes target debt / equity of 4.25x)  Purchase Price Per Share  Price / Book at Exit        $26.00  $27.00  $28.00  $29.00      2.50x  4.00x  4.25x  4.50x  0.90x  7.9%  7.5%  7.2%  6.8%    0.90x  5.9%  7.0%  7.2%  7.3%  1.00  10.5  10.1  9.7  9.4    1.00  8.5  9.6  9.7  9.9  1.04  11.4  11.0  10.7  10.3    1.04  9.5  10.5  10.7  10.8  1.10  12.8  12.5  12.1  11.8    1.10  11.0  12.0  12.1  12.3            $26.00  $27.00  $28.00  $29.00      0.90x  8.0x  8.2x  8.5x  8.7x      1.00  8.9  9.1  9.4  9.7      1.04  9.2  9.5  9.8  10.1      1.10  9.8  10.1  10.3  10.7  Implied Price / Earnings at Exit @ Various Purchase Prices and Exit Multiples(Assumes target debt / equity of 4.25x)Purchase Price Per Share          7  Price / Book at Exit  Price / Book at Exit    10/43

           11.0%  11.1%  11.2%  11.1%  Illustrative LBO Analysis – Forecast Considerations  Rental Yield(1) After-Tax Interest Cost(2)        Capitalization($ in millions)            4.39%  4.38%  4.36%  4.34%  Source: (1)(2)(3)  Management estimates.Calculated based on average flight equipment held for lease in the period. Calculated based on average debt balance in the period.Calculated based on average shareholders’ equity for the period.    $6,397  $6,748  $7,294  $7,614  $1,505  $1,588  $1,716  $1,792  $7,902  $8,336  $9,010  $9,406  2020E  2023E    2021EDebt    2022EEquity            8.1%  9.0%  10.8%  10.9%  2020E 2021E 2022E 2023EAverage Fleet NBV ($ in millions)(1)  Net Capital Expenditures ($ in millions)  2020E 2021E 2022E 2023ENet Income ($ in millions)  Dividends ($ in millions)  $7,671 $8,195 $8,924 $9,735  $884 $972 $1,262 $1,066  $122 $138 $179 $190  $136 $56 $51 $115  After-Tax ROE(3)($ in millions)    2020E 2021E 2022E 2023ENet New Issuance / (Repayment) ($ in millions)  $403 $351 $546 $320  8  11/43

   Appendix  12/43

For Discussion Purposes Only | Preliminary & Subject to Change

Process Timeline


September
October
November
Phase I
Phase II
Today
Key Checkpoints
9/9 – 9/14 Both NDAs Executed; Phase I Information Released
9/27 – 9/28 Received Communications
Receive IOIs from Market Check
Receive Final Proposal(s)(1)
Review of Sensitive Materials
Key Board Meetings
Board Meeting Determine Next Steps
Board Meeting
Board Meeting
Boston and Maine
Review Phase I Information
~15 days
Europa Assesses Proposals
Up to 10 days
Review Phase II Information via VDR
~30+ days (+/-)
Additional Parties (Market Check)
If desired, launch Market Check
Review Phase I Information
~10 days
NDAs to prohibit discussions with banks and / or other parties in Phase I
Assess Proposals
~1-2 days
Review Phase II Info via VDR
~20 – 30 days (+/-)
Conduct "Expert" Calls
~2 days
Negotiation and Signing

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9

(1) Includes buyer mark-up of transaction documentation, a draft of which is provided by Europa ~3 weeks from final bid date.

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